Exhibit 10-P

A.P. PHARMA, INC.

2002 EQUITY INCENTIVE PLAN

[NONSTATUTORY] [INCENTIVE] STOCK OPTION

TO PURCHASE SHARES OF COMMON STOCK

(A) Optionee:		(D) Grant Date:
(B) Exercise Price:	$	(E) Vesting Base Date:
(C) Shares:		(F) Fully-Vested Date:

A.P. Pharma, Inc. (the “Company”) has granted to you a [Nonstatutory] [Incentive] Stock Option to purchase the number of shares of Common Stock listed in item (C) above at the purchase price listed in item (B) above. This option is granted subject to the terms of the Company’s 2002 Equity Incentive Plan (the “Plan”) and to the terms and conditions set forth herein. To accept your stock option, please sign the enclosed copy of this letter and return it to                             .

General terms

Your option is intended to be [an incentive][a nonstatutory] option. The basic terms of your option grant are identified in the information block at the top of this offer letter, but other important terms and conditions are described in the Plan. We encourage you to carefully review the Plan, a copy of which is [enclosed] [available on request from our {Stock Administrator}{Human Resources Department}].

Purchase and payment

Subject to the plan, [your option vests (becomes exercisable) [to the extent of 25% of the Option Shares one year after the Vesting Base Date (or, if no Vesting Base Date is specified, the Grant Date), and then] in cumulative monthly increments of [2.0833]% of the Option Shares, calculated to the closest whole share on each monthly anniversary of the Vesting Base Date, so that all shares will become purchasable on the Fully-Vested Date shown above.]

[your option is exercisable in its entirety. However, until the Fully-Vested Date shown above, shares you purchase under this option will be subject to a repurchase right of the Company, as set out in section 15.2(a) of the Plan. That repurchase right lapses [to the extent of 25% of the Option Shares one year after the Vesting Base Date, and then] in cumulative monthly increments of [2.0833]% of the Option Shares, calculated to the closest whole share on each monthly anniversary of the Vesting Base Date, so that this repurchase right will be entirely lapsed on the Fully-Vested Date shown above.]

If you decide to purchase shares under this option, you will be required to submit a completed exercise agreement on a form approved by the Company, together with payment for the shares. You may pay for the shares (plus any associated withholding taxes) using cash, a check, a wire transfer or any other form of payment listed in section 6.4(c) of the plan and permitted by the Administrator at the time you wish to exercise. Shares available under this option must be purchased, if at all, no later than the Expiration Date.

Restrictions on the Shares

[Shares you purchase under this option may be subject to {other} repurchase rights and resale restrictions, {including market standoff requirements}. Those rights and restrictions are set forth in section 15.2 of the Plan.

I accept this option and agree to the terms of this offer letter and the plan.

, 200
Optionee signature	Date